[Letterhead of DANZIGER & HOCHMAN]







September 29, 2005





Board of Directors
On The Go Healthcare, Inc.
85 Corstate Avenue, Unit #1
Concord, Ontario
L4K 4Y2

Dear Sirs:

This letter is to constitute our consent to include the audit report of Infinity Technologies Inc. as of December 31, 2004 in the 8-K/A contemporaneously herewith and subject to any required amendments thereto.


Yours very truly,

DANZIGER & HOCHMAN


s/ Gary Cilevitz
------------------
Gary Cilevitz

DD/ekm